Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW

FQ4 2017 Earnings Call Transcripts

Thursday, March 15, 2018 9:00 PM GMT

Call Participants

EXECUTIVES

Cody Slach
Director of Investor Relations

Michael C. Willoughby
Chief Executive Officer and Director

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Dougherty & Company LLC, Research Division

Tyler Wood

Presentation

Operator

Good day, everyone, and thank you for participating in today's conference call to discuss PFSweb's Financial Results for the Fourth Quarter and Full Year Ended December 31, 2017.

Joining us today are PFSweb's CEO, Mr. Mike Willoughby; the company's CFO, Mr. Tom Madden; and the company's outside Investor Relations Advisor, Cody Slach, with Liolios Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Slach for some introductory comments.

Cody Slach
Director of Investor Relations

Thank you. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the Investors section of the PFSweb website under Safe Harbor statement.

I would like to remind everyone that this call will be available for replay through March 29, 2018, starting at 8:00 p.m. Eastern tonight. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
Chief Executive Officer and Director

Thank you, Cody, and good afternoon, everyone. Before getting into our business and financial update, as you listen to the call today, you will hear us provide additional insight into the PFSweb business units through which we deliver our end-to-end e-commerce service offering.

As we mentioned on our call in November, we have begun the process of compartmentalizing our business and go-to-market strategy for our various services into 2 brands. I believe this will enable us to allow each of our brands to achieve their growth potential in the market while allowing us to effectively allocate expenses and properly earmark our capital to our most productive areas.

In 2018, we are now going to market with our professional services activities under the brand LiveArea, while we have begun marketing our operations services under the PFS brand. Within the context of our end-to-end e-commerce offering, LiveArea is generally responsible for delivering services that enable the digital customer experience for our clients, while PFS is generally responsible for delivering the physical customer experience.

For approximately 25% of our client engagements, where we provide an end-to-end solution, PFS and LiveArea will work together, jointly and seamlessly delivering a complete customer experience for those clients.

To summarize, our PFS business unit provides operation services, including order fulfillment, customer care, order-management technology and payment services as well as broad management activities. These operations services are typically provided on a fully hosted basis using PFS operated facilities, but are also available and utilized on a peer service basis in client-owned and/or third-party owned facilities. This business is characterized by monthly recurring revenue, multi-year engagements and gross margins, generally in the 20% to 30% range for services hosted in PFS-operated facilities.

Our LiveArea business unit provides professional services, including commerce and digital experience strategy, creative and marketing support and technology platform integration. We substantially accelerated the growth of this part of our business over the past 4 years, both through 5 targeted strategic acquisitions as well as organic growth from increased sales and marketing efforts. While LiveArea does have recurring revenue characteristics from digital marketing and managed services retainers, it is primarily driven by project engagements that are discrete in nature. However, within LiveArea, there is often a high level of reoccurring projects with the existing clients after the initial engagement is completed. We generally target gross margins in this business to be between 35% and 50%. Again, this business reorganization process started in the second half of 2017 and has continued into 2018. We believe this process will yield operating and financial efficiencies within our organization as well as provide improved transparency of our financial results for the financial community.

We are still completing this process, and as we go through calendar 2018 year, we expect to provide additional insight into these 2 business areas after completion of enhancements to our internal financial reporting processes, including our ongoing evaluation and allocation of costs.

As a result, for this call, we will provide some initial data points regarding our SFE revenue, broken down by brand for both 2017 and 2018. While our profitability comments will still be primarily based on a company-wide basis. Again, we plan to provide additional insight on profitability as we go through the year, including year-over-year comparisons.

Now with regard to our company-wide Q4 2017 results, the quarter was highlighted by another strong period of execution during the critical holiday season. We performed at a high level for our clients while generating the strongest quarterly adjusted EBITDA in the history of the company, reflecting our continued focus on efficiencies and higher-margin engagements across the business.

Service fee equivalent revenue, which we'll refer to as SFE revenue today, also exceeded our expectations in Q4 as a result of strong operations performance and cost-effectively supporting our clients' holiday sales as well as strong project revenues from professional services. Our total SFE revenue for calendar year 2017 was approximately $235 million. This includes approximately $88 million of SFE revenue generated from professional services and approximately $147 million from operations services.

Our long-term SFE revenue growth rate targets are 10% plus for LiveArea and between 5% to 10% for PFS. While our long-term growth objective for PFS is somewhat lower than for LiveArea, we are targeting improved PFS profitability through focus on higher-margin engagements and service offerings.

Our 2018 SFE revenue targets for PFS will be tempered as a result of certain client transitions in 2017, including several low-margin engagements. While the PFS client transitions will also impact our overall SFE revenue, we expect to meet our objective of growing our adjusted EBITDA and adjusted EBITDA margin as a percentage of SFE on a company-wide basis.

Before commenting further on how we wrapped up the year operationally, and with our business development activities, I'd like to turn the call over to Tom to discuss our financial results. Tom?

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Thank you, Mike, and good afternoon, everyone. Let's go ahead and jump right into the results. Our fourth quarter service fee equivalent revenue declined to $67.6 million from $72.7 million in the prior year. This was driven by expected client churn due in part to a reallocation of resources to higher-margin engagements, partially offset by new and expanded client relationships.

Service fee gross margin in the fourth quarter increased 690 basis points to 34.6% compared to 27.7% in the same period last year, with the increase driven by improved operational efficiency, a higher proportion of agency and technology services in the 2017 quarter as well as higher margin operations engagements compared to the year-ago period.

SG&A expenses during the fourth quarter were $19.3 million compared to $22.4 million in the year-ago quarter. If we exclude acquisition-related restructuring and other costs from both periods, the comparative SG&A expense was $19.0 million versus $18.4 million in the year-ago quarter.

For the fourth quarter of 2017, adjusted EBITDA increased 36% to $9.4 million as compared to $6.9 million last year. As a percentage of service fee equivalent revenue, adjusted EBITDA increased 440 basis points to 13.9% compared to 9.5% in the prior period.

With these results for the fourth quarter, I'll also provide a quick overview of the full year of 2017 financial results.

Service fee equivalent revenue increased to $235.7 million compared to $229.0 million in 2016. Within our 2017 service fee equivalent revenue, approximately $147 million came from operation services, with the remaining approximately $88 million coming from our professional services.

Service fee gross margin increased 240 basis points in 2017 to 33.6% compared to 31.2% last year. And adjusted EBITDA increased 27% to $23.0 million compared to $18.2 million in 2016.

Free cash flow in 2017 increased to approximately $6.4 million compared to $4.6 million in 2016. And we define free cash flow as cash flow from operations less cash purchases of property and equipment.

Turning to the balance sheet. At December 31, 2017, cash and cash equivalents totaled $19.1 million and total debt was $47.3 million, resulting in a net debt position of approximately $28.2 million, which compares favorably to a net debt position of $35.3 million at December 31, 2016.

As we have stated on prior calls, our cash balance has typically included the benefit from the timing of certain cash collections received from our clients' customers that are then later remitted to our clients. Beginning in September 2017, this benefit was reduced due to a contract modification with one of our clients under this arrangement. So we had a reduced benefit from the timing of these customer cash collections for both Q3 and Q4 of 2017.

Now let's review our 2018 business outlook. We expect service fee equivalent revenue to range between $237 million and $247 million, reflecting up to 5% growth from 2017. Taking this a layer deeper, as Mike indicated earlier, we expect LiveArea to experience a high single-digit to low double-digit growth rate, with a projected revenue level of $95 million to $100 million.

SFE revenue for PFS is expected to range from decreasing slightly to staying relatively flat on a year-over-year basis, resulting in a SFE revenue range of between $142 million to $147 million in 2018. SFE revenue for PFS continues to be impacted by the transition of underperforming client accounts, and our disengagement with Starbucks, which we announced on our last quarterly update. We expect the bottom line impact of these client transitions to be generally offset from a profitability standpoint by our focus on higher-margin engagements and service offerings.

From a gross margin perspective, based on our positive results in 2017, we are increasing our target service fee gross margin to between 30% to 35%. Our service fee gross margin will continue to be impacted by the relative proportion of our infrastructure-related services versus our higher-margin professional services activity as well as project work.

I will note, however, that as we go through the process of evaluating our cost allocations to be made between LiveArea and PFS, we also plan to reevaluate the classification of certain costs that have historically been considered within SG&A and potentially move some of those costs into cost of fees going forward. If we do so, we will provide the impact on historical data as well in order to maintain appropriate year-over-year comparisons. While this will have no impact on our adjusted EBITDA, it does impact the classification of costs between cost of fees versus SG&A buckets. For 2018, we currently expect company-wide adjusted EBITDA to range between $24 million and $26 million, reflecting up to a 13% increase from 2017.

There are few additional items as it relates to our targets for 2018 as well. We expect our product revenue business to continue to decline in 2018 to a level of between $33 million to $37 million, and our expected gross margin on this revenue to be approximately 5%. We also expect capital expenditures to be in the range of $7 million to $10 million in 2018, some of which is expected to be funded by capital leases or debt.

For depreciation and amortization, excluding amortization of acquisition-related intangibles, we expect D&A in 2018 to be between $11 million and $12 million, and we expect our amortization of identifiable intangible assets to be approximately $1.6 million.

We expect our stock compensation expense to increase in 2018 to between $3.5 million to $4.5 million as compared to $3.3 million in 2017.

Our interest expense, while we expect a reduced average debt borrowing level in 2018 as compared to 2017, the impact of this will be offset by higher interest rates. As a result, we currently expect our interest expense to be in the same range as 2017, somewhere between $2.5 million and $3 million.

For income taxes, we currently expect our income taxes to be between $2 million and $3 million compared to $1.8 million in 2017.

And lastly, from a cash flow perspective, we currently expect to generate between $5 million to $9 million of free cash flow in 2018 and plan to use this free cash flow to further reduce our debt balances.

From a quarterly perspective, we would expect our SFE revenue on a company-wide basis to decline slightly in the first quarter of 2018 as compared to the prior year due to the impact of the PFS client transitions, but then trend to a relatively flat to eventually improving year-over-year performance in the later quarters of 2018.

From an EBITDA perspective, we currently expect relatively consistent performance year-over-year in Q1 and then improving on a year-over-year basis the remainder of the year.

This concludes my prepared remarks, and I'll turn the call back over to Mike. Mike?

Michael C. Willoughby
Chief Executive Officer and Director

Thank you, Tom. As we close out the 2017 year in this call, I will touch on many of the specific subjects I have discussed in the past, as it relates to company-wide performance in Q4 of 2017. While I transition into the business unit format, we intend to use to report results during 2018.

With regard to professional services performed during Q4, we ended the year with another quarter of strong project bookings with 59 projects totaling approximately $9 million in estimated project revenue.

Booked project revenue was down somewhat from the same quarter in 2016, booked project revenue of approximately $12 million. I believe the timing was largely -- or the difference was largely timing related, as we carried a very strong pipeline in 2018 and closed almost $3 million of booked project revenue contract in the first 2 weeks of 2018. We completed 2017 with 198 booked professional services projects, valued at an estimated project revenue of about $44.5 million, which was down from the 2016 booked project revenue total of $49 million due to the aforementioned timing issue and a higher percentage of professional services revenue driven from retainer agreements.

We had an unusual number of website launches during the quarter, including the launch of the Ralph Lauren flagship online store in October.

We also continue to see increasing strength in our SAP Hybris practice, with a number of B2B e-commerce sites launched in Q4, and a strong pipeline of B2B opportunities carried into 2018.

We also benefited from several Magento projects in 2017, and in light of increasing demand in the lower end of the e-commerce mid-market, we have recently organically added a Shopify practice to, along with our Magento practice, create an SMB offering for this growing segment.

I am encouraged by the performance of our professional services during a year of significant change, as we carry momentum into 2018 with a very strong pipeline. As a result, we are targeting high single-digit to low double-digit SFE revenue growth for LiveArea in 2018.

We also closed out 2017 with a very strong performance from our operations services. Our clients' sales during the holiday period were higher than expected, and high order line volumes were sustained in our operation deeper into the holiday season, with some clients driving unusually high order volumes even after Christmas. We also saw an increase in higher margin activities in the operation, including a high level of personalization, giftwrapping and order management-related fees.

The management teams in our service centers were also very successful in managing temporary staff during the 2017 holiday, with a lower churn rate compared to recent years, keeping our labor aligned with client demand, hour-to-hour, each day. As a result of these efficiencies, we experienced stronger gross margins in our operations services, which contributed to the highest quarter of adjusted EBITDA in the history of the company.

I would also like to speak briefly about an innovative new solution we piloted during the holiday with one of our largest clients. I have previously mentioned our strategy to continue to drive an increasing percentage of PFS revenue from higher-margin activities, such as fulfillment as a service or FaaS. Our FaaS initiative bundles our fulfillment technology, lightweight infrastructure and operations management oversight to solve order fulfillment challenges for our clients. These challenges include handling surge volumes during peak holiday, facilitating pop-up stores for promotional events, deploying temporary regional logistic centers, and especially store stockroom management for omnichannel order fulfillment.

The next logical step in bringing FaaS to market was to test this new service offering in a production environment during actual peak. We designed and deployed a proof-of-concept pop-up fulfillment center in our corporate headquarters for a health and beauty client using our FaaS offering. This included setting up a distribution footprint, complete with all the products and supplies needed to fulfill orders and staffed with professionals from our corporate staff, who are not logistics experts. Utilizing FaaS, we routed a portion of this brand's holiday orders, totaling more than 3,200 orders, worth approximately $270,000 for fulfillment through this small pop-up fulfillment center over a 2-week period.

This proof-of-concept demonstrated we could deploy FaaS into a temporary footprint, distribute orders between multiple fulfillment locations based on best route rules, operate the solution using office staff with minimal training and execute the fulfillments solution with high levels of quality, all with approximately 4 weeks of lead time before peak for planning and implementation.

Our next step on this journey is to productize and market this exciting new service offering to new and current clients this year as we continue to provide strategic value to our clients and solve complex operational challenges in a very dynamic e-commerce industry.

Now with regard to operation services business development activities, we ended the year with approximately $21 million in booked, estimated lifetime contract value. While a down year from a new sales perspective, we did enjoy strong growth from our current clients hoping to offset the managed churn in the operations services business during 2017, as we move to strengthen our profitability by discontinuing underperforming engagements.

Our focus on higher-margin opportunities drove us to reevaluate our sales and marketing approach early in 2017 and refocus efforts on small- to mid-sized opportunities in established verticals, rather than chasing very large deals which tend to be lower margin with large CapEx requirements and a higher execution risk profile. While this pivot in our sales and marketing approach resulted in a dip in sales for operations services, we did build a strong pipeline of these higher-value opportunities in Q4, and we have had a strong start to 2018.

And without getting too much into Q1 activities, I do want to call out the contracting and rapid deployment in Q1 of an order fulfillment solution for a new luxury cosmetics brand that launched this week. Of special note, this contract includes our first PFS technology integration with the Shopify e-commerce platform, and we are taking this opportunity to productize and package this PFS integration to enable us to target high-value operations service opportunities within the upper end of this rapidly expanding Shopify ecosystem.

As we began 2018, we remained firmly committed to a focus on profitability over low-margin growth. We have worked diligently over the last year to enhance pricing within our current client portfolio to ensure every engagement meets our minimum margin threshold across both PFS and LiveArea.

We'd expect to be at an optimal position by the end of the first quarter as we transition out the last remaining lower-margin PFS clients.

With all the change in the operations services business over the past year, I'm also encouraged by its performance in 2017, especially during the holiday peak. In spite of the unexpected loss of the Starbucks account and discontinuing underperforming engagements during 2017, we have begun to see the benefits of this more selective strategy in our corporate bottom line. As a result of this strategy to replace lower-margin revenues with higher-margin activities, we expect flat or slightly declining PFS SFE revenues for 2018.

As of the end of 2017, we maintained approximately 163 active client engagements to provide contracted recurring revenue services. This engagements number is consistent with the prior quarter, reflecting the loss of clients, including several Starbucks branded engagements, but with the addition of several new engagements. Based on the recent launches in Q4 and strong bookings to start the year, I would expect this number to increase as we progress through 2018.

Tom and I look forward to continue engaging with all of our investors to answer questions and communicate our exciting story. We will have many opportunities to meet with you at various conferences and non-deal roadshows over the next few months. And as always, we're happy to make ourselves available by phone.
Jamie, we'll now open the call up for questions and answers.

Question and Answer

Operator

[Operator Instructions] And our first question will come from George Sutton with Craig-Hallum.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Guys, I wanted to try to rectify something. You're talking about 2018 guidance being affected by some lower-margin engagements that ostensibly occurred in 2017. You're talking about lower revenue growth in '18 because you're focused on higher-margin engagements going forward. Can you just give us a sense of timing of, sort of, what's -- what has changed? And has there been a -- like has your ROI requirement gone up? Or if you can just walk through that, that would be helpful.

Michael C. Willoughby
Chief Executive Officer and Director

Yes, sure. Just to be clear, the statement was that we would expect it to have our SFE revenues impacted by the churn of those lower-margin activities that we had decided to terminate in '17, that were being terminated in the back half of the year, and we expect to have largely completed by the end of Q1. So that's weighing on the top line to an extent.

The second part of your question, we didn't necessarily increase the gross margin range for client engagements. But I think, as we mentioned a couple of times last year, decided to enforce that range, and where we had clients that were performing below that range, particularly in a couple of cases where they were not producing positive gross margins for us to disengage, rather than to continue to operate those accounts. And so the 2017 impact in the PFS business, as we look at flat to slightly declining is largely related to the churn as we anniversary those client terminations.

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

And as well as some impact from the Starbucks activity as well.

Michael C. Willoughby
Chief Executive Officer and Director

Right. Yes, we wouldn't put Starbucks in the low-margin category, just in unexpected.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Right. You mentioned 2 new areas that I just want to make sure I understood really the addressable market size and ultimate opportunity. The Shopify has a new practice and then also the FAS (sic) [ FaaS ] offering. Can you just give us a sense of kind of what those opportunities look like, both somewhat short term but over the longer term?

Michael C. Willoughby
Chief Executive Officer and Director

Sure. So with regard to the Shopify opportunity, I don't know that the success of the Shopify platform necessarily changes the overall target addressable market size, but it does indicate that Shopify is starting to successfully move up market and attract business that's in the lower end of what we would call the e-commerce mid-market. And therefore, has become an attractive platform for us. So it's now, along with Magento, sort of effectively competing with the larger e-commerce platforms in the lower part of that market. So that got our attention. And as I mentioned, we've had, on the LiveArea side, opportunities to engage -- to bid on and engage in helping to build websites on the platform. And then this client that we launched on the PFS side this week is the first client that we've launched on the PFS side where we were able to create an active integration with Shopify. So I think it's probably more accurate to say that the market share is shifting between the platform providers and that Shopify is benefiting from a net gain or maybe some of the other platforms are seeing market share erode. One of the great things about our platform-agnostic approach is that we can flex to those changes in the market and apply resources in sales and marketing efforts against the platforms that are experiencing success. So we're excited about the Shopify opportunity. And to the extent they continue to grow in the market and push up market, that's a positive thing for us, and we incubate that practice.

FaaS, which stands for fulfillment as a service, is an exciting opportunity for us. It's difficult for me to right now estimate the size of the target addressable market because we believe it's a service offering that can help enable our clients to be successful in a lot of different ways. I mentioned some of them in my comments, helping clients with pop-up stores for specific events that they might be running or putting up a, say, a regional DC to operate for, say, a 3-month period during the holiday. I'm probably most excited about the opportunity to help a client with their store stockroom operations than in an omnichannel commerce strategy. At this point, I would say it's difficult to overestimate the size of opportunity when you're talking about being able to potentially tech-enable a broad set of retailers in these different areas.

So what our ambition will be to do this year is to go from proof-of-concept and beta testing to really putting into production some of these FaaS implementations and moving into more of a product and production mode. And perhaps, towards the end of the year, as we start to see success and we start to see some return from our marketing efforts, we might have a better handle on how to size the addressable market. But I'm really excited about where this opportunity could take the company.

The other thing that might be obvious from my comments is that this type of service, which is connected with our infrastructure, our technology and our management oversight, but not necessarily tied to any infrastructure that we lease or hourly labor that we might employ, should have much higher gross margin characteristics. And so these services, to the extent that they grow as a percentage of our service offering within PFS, could really transform the bottom line on that part of the business.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Got you, okay. And then lastly for me, just to clarify, you called out SAP Hybris as a strong offering for you in Q4. Does that include SAP Hybris in Europe, which I believe has been underperforming?

Michael C. Willoughby
Chief Executive Officer and Director

Yes, and we didn't necessarily break out the bookings or any statistics for Europe versus the U.S. I would say that we're seeing improving opportunity in Europe. There's still work to be done there. The expectations we have for 2018 with regard to LiveArea do anticipate some improvement in our U.K. operation and reflect an improvement in the pipeline there. But we definitely need to close deals in order to realize that potential. But it's strong overall, I would say, really more of the excitement in the U.S.

Operator

And we'll go next to Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Just a couple of quick ones. Just wanted to -- now that you've probably pitched some deals with the 2 businesses under the different banners, or at least the 2 sides of the house different banners, are you getting any pushback from customers or potential customers when you are out there, pushing any end-to-ends? And then, maybe could you help us think a little bit more about operating and EBITDA margins on a segment basis.

Michael C. Willoughby
Chief Executive Officer and Director

Okay. I'll let Tom answer the second question. The first question, I'll give you 2 scenarios, one sales and one marketing. So our recent experience from a marketing perspective as we've gone out with a LiveArea plus PFS message has been overwhelmingly positive. The last trade show that we attended, the National Retail Federation's big show in New York in January, we had a co-branded booth, which was a 10x20 booth. NRF has a giant trade show floor, and we had a lot of really good traffic. And as I observed the conversations and debriefed the staff afterwards, the -- I'd say almost universal feeling was that it was much easier to connect with people that were stopping by the booth to talk to them about the specific service offering on the PFS or LiveArea side. And that very often, just as we had expected and just as our sales experience had told us, people were coming up with a certain buying interest in mind, and they were there to talk about either professional services or operations services. And only in a few cases did they come up really kind of looking at the broad end-to-end opportunity as a starting point. And the other thing that we tested in the marketing effort was, could we start out with a conversation that was around professional services and end up with a conversation around what we do operationally. In other words, can you get the upsell phenomenon ongoing even in, say, a trade show booth? And did find success there, where you could transition a conversation from one side to the other and educate somebody in the broad set of services. But the experience in the co-branding from a marketing perspective has been very, very successful and I think well received.

The sales cycle, we have to -- I think, as we have been doing for the past 1 year to 2 years, qualify an opportunity based on what the interest is upfront. We have to understand if somebody is really looking first for professional services, they are looking for a website redesign or a platform evaluation project or strategy engagement. Or they've got an operations problem to solve, like their fulfillment center didn't scale during the holiday or they need to have an order management platform for a replatforming effort they're going through. And so our effort is to understand that buying perspective and then to align the conversation around that. And we'll often then upsell either after the engagement has started or during the sales cycle the client to our larger set of services. We still do, from time to time, engage with clients where they're coming out of a competitor that has a full service offering or they're familiar with that offering and they're shopping for the end-to-end solution from the starting point, but it's definitely the minority of the situations. And then land and expand continues to be an effort for us that is successful, and we will continue to do both during the sales cycle and after we engage with our clients. I do believe that we will continue to be successful in selling the services from one business unit to clients that are on the other and vice versa. And whether or not we would continue to see 25% of our clients consuming the end-to-end model or not, I wouldn't expect to see those opportunities decline dramatically. So, so far, so good, on the branding approach. Tom?

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Okay. On the profitability characteristics of each of the 2 business areas, we are still in the process of going through our kind of evaluation and allocation of the cost structure. So I cannot provide any of that information at this time. Again, as Mike alluded to and I alluded to, we expect to be able to produce out as we move later in 2018. And we're working on that exercise. We understand the importance of providing that visibility and transparency. It's an ongoing process, and we're working hard to be able to complete it.

Operator

And we'll take our next question from Kara Anderson with B. Riley FBR.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

So just one for me. You outperformed on your service fee gross margin and it really came in near the upper end of your new 30% to 35% target in a quarter where it should or has historically been the lowest, and with mix turning more favorable, you are operating more efficiently. Under what circumstance should we expect to see a 30% margin?

Michael C. Willoughby
Chief Executive Officer and Director

So I'll answer may be a part of that question then let Tom answer the back end of it. If we look at Q4, as I mentioned in my comments, not only was it mix related, but the ability to support the client holiday volumes cost effectively, particularly as we managed the hourly labor component in our Memphis facilities, was instrumental in driving that gross margin up in Q4. I would say, to the extent that we wanted to see that same characteristic in this next Q4, we would need to tee up the same kind of successes, client volumes, exceeding forecast, good weather patterns across all of our service centers, which we experienced this holiday and our management team, once again, executing at a high level. One of the things that would give me some confidence in being able to repeat that performance next few quarters is the fact that we've institutionalized a lot of those processes to manage the labor component. We're doing, I think, a better and better job each year and even quarter-to-quarter at improving processes and reporting a relationship with agencies that supply us with temporary labor. So it seems like the things we need to do are institutionalized to a greater degree than they might have been in the past, which would give us some confidence in being able to replicate it. As far as the overall gross margin in a given quarter, Tom do you want to comment on mix-related issues and things?

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Sure. So Kara, a fair question, as we take a look at Q4, we were -- we would normally expect that percentage to come down a little bit from where we would have trended in the middle part of the year just because of a higher proportion of activity being done on the operations side of the business as opposed to the professional services side. Mike alluded to some of the improvements that we had on the operations side. I'll also point out that we also had a very strong Q4 performance from our professional services side activity as well, as some of the new implementations that we refer to kind of went live during the quarter and contributed nicely to both the top line and bottom line performance. So again, you have to go through and monitor your business, especially in that operations side on a day-in and day-out basis, and as Mike alluded to, our team did a great job in being able to manage the business during that November and December period in order to drive the strong gross margin performance.

Operator

And we'll take our next question from Ryan MacDonald with Dougherty & Company.

Ryan Michael MacDonald
Dougherty & Company LLC, Research Division

So I guess, the question on the sort of the shift in maybe focus or strategy on the operations side. I think you mentioned that in order to sort of improve the profitability there, in the business there, that you might be focusing on more smaller opportunities and ones that have a more attractive margin profile. Can you talk about, I guess -- or provide a little bit more detail of what these opportunities may look like, and if they are smaller, would this allow you to add a higher number of new customers or ramp them more quickly throughout the year ahead of the holiday season?

Michael C. Willoughby
Chief Executive Officer and Director

A great question, Ryan. So a couple of things about that. One is, it's important to note that when I was talking about opportunities, I said smaller- to mid-size, but also in verticals that we're familiar to as sort of where we had existing client successes, we are really wanting to focus on verticals where we've got a solution that we can leverage, where we have the experience and understand how to operate the type of business, for instance, health and beauty client or a fashion client or a CPG client. And so it's kind of building on past success, and that creates I think more predictability for us, but it also creates leverage within the solution, so we can use the capabilities that we've built, and maybe even to an extent some shared multi-client type facility -- capabilities there. I think that it is possible because of the ability to get that leverage to have more engagements in a year of these smaller bite-size but higher-value engagements. A lot depends on how much the sales and marketing effort can drive demand into a sales process and convert. I think one of the advantages in targeting a set of verticals is that you can sell vertically. And since we do have a high level of expertise and a great reputation in 3 or 4 key verticals, you potentially could have a more predictable sales process, and that would deliver to you more demand that you could then convert. So that definitely is part of the thesis. The other aspect of transforming the bottom line on the PFS business is just focusing on higher margin activities. We mentioned focused on order management services in the past, and we're seeing a higher percentage of our revenues coming from order management related fees in 2017 compared to prior years. I would hope to continue to see those kind of opportunities, where more of it is technology-related. And then, of course, the fulfillment as a service offering, which is kind of the first time we've gotten in any detail about that, even though we've been working on it for some time. It has the potential by itself to help to move our gross margins up and our adjusted EBITDA margins up. And so focusing on services where we don't necessarily have a fixed-cost infrastructure with concrete and people I think is part of the strategy as well.

Ryan Michael MacDonald
Dougherty & Company LLC, Research Division

Got it. That's very helpful. And I guess shifting to the LiveArea segment of the business. I guess, as you're looking out ahead into 2018 and looking at sort of the balance of, sort of, B2C and B2B projects, can you talk about what sort of mix you would expect to see there to the extent you can in 2018? And would B2B becoming in enough into play in 2018 that we may see a bit of a shift in seasonality in that business?

Michael C. Willoughby
Chief Executive Officer and Director

Yes. I think so. We've seen B2B opportunities on the professional services side sort of steadily. And I would say maybe a little bit more slowly than I would have expected, but steadily increasing as a percentage. One of the nice things about the B2B opportunities in that side of the business is the projects tend to be larger and longer because you're doing more custom development on top of the platform than with a lot of B2C website development, where there's more features or functionalities available out of the box to leverage than there might be with the B2B side. So the projects can be more valuable individually. I would expect this year, just based on what we're seeing so far in Q1, for that trend to continue. I'm not sure I would expect it to accelerate, although based on all the research that I'm reading and the -- I think the feedback that we're getting at conferences and et cetera, it should accelerate in the future because there is a much lower adoption rate amongst manufacturers and wholesale distributors using e-commerce technology as a way to connect with their especially small- to medium-sized business customers. I'm just waiting for that inflection point. And I don't know whether we could say if that's going to happen this year or whether we'll see the steady growth and then that, that's still out in the future. But I do believe it is coming, and I think that the platform providers expect that to come based on their investment in B2B features, including just recently, the acquisition of CloudCraze by Salesforce, which I think is bullish on the B2B opportunities in the commerce market.

Ryan Michael MacDonald
Dougherty & Company LLC, Research Division

Yes, you actually took my next question -- the words right out of my mouth. So yes, was CloudCraze a platform that you currently have a I guess relationship with or have built up a practice on? Or is that incremental opportunity in the future?

Michael C. Willoughby
Chief Executive Officer and Director

So I would characterize CloudCraze as a company and the executives within that company as friends in that there's been ongoing discussion of how they might fit into our plans. One of the things that has kept us from moving into launching a CloudCraze practice has been historically CloudCraze slotting in at the low end of that market compared to say, SAP Hybris, which is targeted at large enterprise to mid-market opportunities. But I think with the acquisition, Salesforce has kind of cleared up some ambiguity that's been in the market of how they were going to address B2B, and whether or not they were going to embed those features in the former Demandware platform or whether they were going to acquire CloudCraze has kind of been a focus of debate in the industry, which way -- direction they would go. So having answered the question, I believe Salesforce will apply the resources to help grow CloudCraze and move them up market. So we would be excited to expand our relationship with Salesforce to include those capabilities as they move them up market. And of course, we'd love to be part of that process. So I would expect us to engage with Salesforce within our current relationship and make sure that we're moving along with them as they integrate that platform and that company and move along with them.

Operator

And we'll go next to Tim Klasell with Northland Securities.

Tyler Wood

This is Tyler Wood actually on for Tim. So in terms of drilling down a bit more into that margin improvement, you talked about the 2 pieces of mix shift and then improvement within the operations side with cutting those low-margin pieces and all that. But could you talk a little bit more about the LiveArea side, what kind of margin improvement you see there? And kind of long term, how do you think about that last piece there?

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Okay. So on the LiveArea side, I don't think there's really been a lot of change. As we look out over the last several quarters in our gross margin performance there. Again, we can't provide a lot of insight yet because we're still going through all the cost allocations on that. But it's generally been relatively steady on a quarter-by-quarter basis. There's been -- it does fluctuate a little bit based on a project or 2 that could be either more or less profitable at any given point in time. But not a lot on the overall gross margin performance from a company-wide standpoint would be based on changes in LiveArea activity. Most of it would have just been on an overall basis, kind of the impact of what we're doing on the operations side and then the percentage of that operations piece to the overall consolidated revenue and gross margin.

Michael C. Willoughby
Chief Executive Officer and Director

Right. And as we look at 2018, and as we've given some revenue guidance for the 2 business units, clearly, with LiveArea growing at 10-plus percent as we've targeted, those higher gross margins should continue to give us a mix benefit with regard to adjusted EBITDA. But we'd also hope and expect to continue to improve margins on the PFS side as we continue to execute at a high level and focus on these higher gross margin activities.

Operator

[Operator Instructions] And at this time, this concludes our question-and-answer session. I would now like to turn the call back to Mr. Willoughby for closing remarks.

Michael C. Willoughby
Chief Executive Officer and Director

Thank you, Jamie. I'd like to thank everyone that attended the call today. Hopefully, it came through that Tom and I are incredibly excited with the main developments in our business and the performance we had in Q4. We do look forward to speaking with our investors and our analysts when we report our first quarter results in a short period of time, in May. And hopefully see some of you at various conferences and non-deal roadshows between now and then. Thank you.

Operator And again, that does conclude today's conference. We do thank you for your participation. You may now disconnect.